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                                                          EXHIBIT 4.19

                                   GUARANTEE

IN CONSIDERATION OF Toshiba Information Systems (UK) Limited (registered number 918861), a company incorporated under the laws of England, whose registered office is at Toshiba Court, Weybridge Business Park, Addlestone Road, Weybridge, Surrey KT15 2UL, United Kingdom ("Toshiba"), agreeing to enter and entering into an agreement ("the Agreement") with Interface Systems International Limited (registered number 2100227), a company incorporated under the laws of England, whose registered office is at 881/882 Plymouth Road, Slough, Berkshire, SL1 4LP, United Kingdom ("the Dealer"), to supply Toshiba portable computers to the Dealer.

1) Interface Systems Inc. ("the Guarantor"), (registered number 38-1857379) a company incorporated under the laws of the State of Delaware, whose registered office is at 5855 Interface Drive, Ann Arbor, Michigan 48103, USA, and which is the sole shareholder in the Dealer.

            HEREBY GUARANTEES to Toshiba the payment of all monies now or at any time hereafter to become due to Toshiba under the Agreement, but so that the Guarantor's liability to Toshiba is in no event to exceed the sum of two million pounds sterling (L.2,000,000).

2)   The Guarantor HEREBY AGREES as follows:

      A. Toshiba is to be at liberty to grant to the Dealer such extension of credit or time for payment, or other indulgences as Toshiba thinks proper without in any way discharging or impairing the Guarantor's liability toward Toshiba under this Guarantee.

      B.   The Guarantee is to be a continuing guarantee.

      C. For all purposes the liability of the Guarantor to Toshiba under this Guarantee, every sum of money which may from time to time become due or owing to Toshiba shall be deemed to continue to be due and owing to Toshiba by the Dealer until the same be actually repaid to Toshiba, notwithstanding the bankruptcy or winding up of the Dealer. All dividends, compositions and payments received by the Dealer or from the Dealer's estate, whether in bankruptcy or otherwise, or if the Dealer is a company, in the event of liquidation, wind-up or reconstruction, shall be taken and applied by Toshiba as payments in gross and the right of the Guarantor to be subrogated to Toshiba shall not arise until Toshiba has received the full amount of all its claims against the Dealer, and this Guarantee shall be a security to Toshiba for the payment of any ultimate balance that may remain due to Toshiba.

      D. When the Dealer is a partnership or individual this Guarantee shall not be affected by any change, whether by death, retirement, or addition, etc., in respect of the trading style of the firm or by any other means, but shall remain valid continuing and

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           effective as folly and in all respects as if, in the case of a partnership the persons constituting such partnership or, in the case of an individual his executors or administrators, at the date of any demand for payment made by Toshiba under this Guarantee or at any time previously were the same at the date hereof.

      E. In order to give effect to the Guarantee, the Guarantor declares that Toshiba shall be at liberty to act as though it were the principal debtor and the Guarantor hereby waives all and any of its rights as Guarantor which may at any time be inconsistent with any of the above provisions.

      F. The Guarantor may cancel this Guarantee prospectively as to future orders by the Dealer upon thirty (30) days prior written notice to Toshiba. However, no such cancellation shall impair or affect sums guaranteed by the Guarantor hereunder prior to the giving of such notice.

           Such notice shall be sent by Air Mail letter for the attention of:

           C M Lintell - Company Secretary, Toshiba Information Systems (UK) Ltd. Toshiba Court, Weybridge Business Park, Addlestone Road, Weybridge, Surrey KT15 2UL, UK

           The notice shall simultaneously be addressed to the above party by facsimile using the following number 44-932829091.

      G. Toshiba shall serve notice of its intention to enforce the Guarantee by Air Mail letter for the attention of:

           Name David O. Schupp             Title             Finance, Treasurer

           Address   5855 Interface Drive, Ann Arbor, Michigan 48103

           The notice shall simultaneously be addressed to the above party by facsimile using the following number 313-769-5900.

      H. This Guarantee replaces any prior Guarantees from Interface Systems, Inc. that are held by Toshiba Information Systems (UK) Limited.



 Dated:     November 18, 1994               Signed:  /s/ David O. Schupp
            ----------------------------             --------------------------

 Position:  Treasurer                       Name:    David O. Schupp
            ----------------------------             --------------------------



UNDER THE COMMON SEAL OF INTERFACE SYSTEMS INC.